Exhibit 10.1

First Amendment to At Market Issuance Sales Agreement

January 20, 2012

MLV & Co. LLC

1251 Avenue of the Americas, 41st Floor

New York, New York 10020

Ladies and Gentlemen:

Reference is made to the At Market Issuance Sales Agreement dated October 29, 2010 (the “Agreement”) between MLV & Co., LLC, formerly McNicoll, Lewis & Vlak LLC (“MLV”) and Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement. From the date of the Agreement through the date of this First Amendment, the Company sold 971,037 shares of Common Stock under the Agreement for aggregate gross proceeds of $2,578,960. On June 10, 2011, the Company filed a new Registration Statement on Form S-3 (Registration No. 333-174844) that was declared effective by the Securities and Exchange Commission on July 7, 2011 (the “2011 Registration Statement”).

The Company and MLV desire to increase the aggregate offering price of Placement Shares that may be sold pursuant to the Agreement from $15,000,000 to $17,578,960 and to provide that Placement Shares shall be sold pursuant to the 2011 Registration Statement. Therefore, the Agreement is hereby amended by this First Amendment thereto as follows:

1.	The amount of “$15,000,000” in the first paragraph of Section 1 of the Agreement is hereby replaced with “$17,578,960”.

2.	In the second paragraph of Section 1 of the Agreement, the words “a registration statement on Form S-3 (File No. 333-169689)” are hereby replaced with the following: “a registration statement on Form S-3 (File No. 333-174844)”.

3.	Entire Agreement; Amendment; Severability. This First Amendment together with the Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Agreement to the “Agreement” shall mean the Agreement as amended by this First Amendment. In all other respects, the Agreement remains in full force and effect.

4.	Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

If the foregoing correctly sets forth the understanding among the Company and MLV, please so indicate in the space provided below, whereupon this First Amendment and your acceptance shall constitute a binding agreement between the Company and MLV.

Very truly yours,
THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Harold E. Selick
Name: Harold E. Selick, Ph.D.
Title: Chief Executive Officer

Accepted and agreed to as of the

date first above written:

MLV & CO. LLC

By:	/s/ Dean M. Colucci
Name: Dean M. Colucci
Title: President

First Amendment to At Market Issuance Sales Agreement